UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required In Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

POMEROY IT SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

FLAGG STREET CAPITAL LLC
FLAGG STREET PARTNERS LP
FLAGG STREET PARTNERS QUALIFIED LP
FLAGG STREET OFFSHORE, LP
JONATHAN STARR
MICHAEL A. RUFFOLO
RICHARD S. PRESS

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Flagg Street Capital LLC (“Flagg Street”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of three director nominees at the 2007 annual meeting of shareholders (the “Annual Meeting”) of Pomeroy IT Solutions, Inc. (“Pomeroy”). Flagg Street has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1. Letter to Pomeroy Stockholders:

The Era of Non-Accountability at Pomeroy Must End

Vote for Change. Vote Flagg Street’s GOLD Proxy Today!

June 13, 2007

Dear Fellow Pomeroy Stockholders:

At last year’s non-contested Annual Meeting of Pomeroy IT Solutions, Inc., over 57% of the shares that were cast voted “Withhold”, or NOT to re-elect director Vincent Rinaldi to the Company’s Board. In the corporate governance field, this is an extraordinarily high total of Withhold votes, rarely seen.

We believe this represents an extremely strong sign of dissatisfaction by stockholders with Pomeroy’s poor corporate governance, particularly with Mr. Rinaldi’s presence on the two-person Compensation Committee. While the Compensation Committee has rewarded CEO Stephen Pomeroy with a lucrative compensation package in recent years in return for poor performance and a declining share price, an entity affiliated with Mr. Rinaldi conducts significant business with our Company through a seven-year vendor agreement that commenced in 2002.

Had Pomeroy adopted a Majority Vote standard, as many other companies have, Mr. Rinaldi would have been forced to tender his resignation as a result of this vote. Even without that standard, we would have hoped that the Board would have taken some action in response to the clear stockholder message. Instead, Mr. Rinaldi remains not only on the Board but on the Compensation Committee as well.

In addition, the Company’s 2002 Non-Qualified and Incentive Stock Option Plan is solely administered by director James H. Smith, whose firm also provides legal services to the Company. It should come as no surprise that Mr. Smith has solely or jointly, with a non-independent director, been administering the Company’s 2002 Non-Qualified and Incentive Stock Option Plan, and its predecessor, since 2001, during which time his law firm was providing legal services for the Company. His resignation from the Board, we believe, was, in large part, a result of our initial questions concerning the Company’s corporate governance.

We think Mr. Rinaldi’s and Mr. Smith’s situation is symptomatic of the poor corporate governance and culture of non-accountability at the Company, which has been fueled by the domination of the Board and management by Chairman David Pomeroy and his son, CEO Stephen Pomeroy. The most effective way to put an end to these problems is to vote to replace the Pomeroys and Mr. Rinaldi with Flagg Street’s independent, highly-qualified nominees. If the Board won’t hold these individuals accountable, the stockholders can do it! Vote For Change. Vote the GOLD proxy.

Let’s Put an End to the Era of the Family Fiefdom

It is clear that the Company can no longer be run as a family-dominated business. Pomeroy must be a professionally managed corporation run by the best CEO and management team available, with a strong and truly independent Board that holds management accountable for its performance. In our opinion, that is NOT happening at the Company now.

In 2004, the title of CEO was bequeathed from David Pomeroy to his son Stephen with approval from the Board of Directors without a formal search being conducted. Ask yourself whether the best available candidate was found or even looked for. We think the answer is clearly no.

Stockholders have suffered dearly as a result of the Board’s complicity in this major corporate governance failure. In fact, during Stephen Pomeroy’s tenure stockholders have witnessed:

•	the Company’s sales and earnings decline significantly;

•	the Company’s stock price plummet while the NASDAQ Composite Index rose;

•	the Company consistently and dramatically miss guidance;

•	the Company experience significant problems with the integration into the Company of Alternative Resources Corp.;

•	significant employee and executive turnover;

•	the Company issue restatements of its Forms 10Q for two quarters; and

•	the Company admit material weaknesses in internal controls by management over its financial reporting.

Yet during this time, Stephen Pomeroy enjoyed a lucrative compensation package as CEO.

Ask yourself whether an independent Board would have, for the benefit of the Company and its stockholders, allowed the title of CEO to be passed from David Pomeroy to his son Stephen without a formal search, apart from the influence of David and Stephen Pomeroy? We think the answer is clearly no.

Let’s Put an End to the Era of Missed Guidance,
Overly Optimistic Predictions, and Underperformance

In recent years, the Company has provided guidance to its future performance that has missed so often and so badly that one must truly question both the Board’s and management’s understanding of Pomeroy’s business, its industry and competitive environment. In fact, the Company missed 12 of its 13 revenue and earnings guidance estimates in 2005 and 2006, usually by a considerable margin.

As expected, the Board and management are patting themselves on the back for financial performance that they call “improved.” Would you congratulate them for minimal profitability? Would you call it improvement? Let’s look at the facts. Service revenues have declined 22% in the past twelve months, product revenue has been stagnant after a 32% drop between 2004 and 2006 and SG&A expenses have increased 9% as a percentage of sales. Does this sound like a real “turnaround” to you? We think the answer is clearly no.

Lowering the Bar for “Improved” Results

The Board’s proxy statement says:

“...management has previously disclosed earnings per share guidance for fiscal 2007 that is significantly higher than our 2006 earnings per share of $0.09 ($0.26 excluding one time charges).”

In our opinion, using last year’s poor results as a benchmark for guidance or for any other comparison shows how low Pomeroy must set the bar in order to claim improved earnings and a turnaround. Are you going to be happy if Pomeroy reports “improved” results that may turn out to be mediocre or worse? Are you going to allow the Board and management to escape accountability once again if the Company reports unsatisfactory revenues and earnings? Would you call a 90% drop in earnings from 2004 to 2006 improved? We would not.

Remember: The Company compiled a near-perfect record of significant guidance misses in 2005-2006. Most of the time they raised stockholders’ hopes and expectations only to end up with a more negative result that destroyed stockholder value. Once again, they are raising your hopes. Based on their track record, can you afford to believe them? We think the answer is clearly no.

It is Time for a New Era of a Stronger, More Independent Board,
with the Election of Our Three Highly-Qualified Director Nominees

Four of the nine current Pomeroy directors are either insiders, such as CEO Stephen Pomeroy and CFO Kevin Gregory, or related parties, such as compensation committee member Vincent Rinaldi, noted above, and Chairman David Pomeroy, who controls an entity that receives over $1 million per year in lease payments from the Company and receives an annual consulting fee of $250,000. We question whether this high percentage of non-independent directors interferes with the ability of the Board to make the best decisions for the Company’s future to maximize value for the public stockholders.

In reviewing Pomeroy’s proxy statements from the past ten years, we note that David Pomeroy and Stephen Pomeroy (who joined the Board at age 29), have not served as directors with any public company other than Pomeroy. We believe it’s time to remove the Pomeroys from the Board, along with Mr. Rinaldi, in order to begin a new phase in the Company’s growth and development. Compare these non-independent incumbent directors with our experienced nominees.

Our nominees, whose backgrounds are described on the pages following this letter, bring strong, successful career experience as senior management, operating executives and professionals to their future roles as Pomeroy directors if elected. They have been committed to a level of excellence in their careers that will raise the bar at Pomeroy for future operating and financial performance. This is in contrast to the current Board and management, who we believe have lowered the bar to the point where they are trumpeting minimal profitability as a sign of real progress. We believe Pomeroy has the potential to be a great company under the right Board and management team, not just a mediocre one, or something less, as it is under the present leadership.

Pomeroy’s “Experienced” Directors
Have Led the Company to Experience Losses and Minimal Profitability

The Board trumpets their directors’ experience and tells you in their proxy statement: “Your current directors understand the Company’s business and have worked to develop the Company’s strategic direction....”

•	We believe that Pomeroy’s “experienced” directors have not developed a viable strategic direction for the Company.

•	We believe that Pomeroy’s “experienced” directors’ current strategic direction led to the Company reporting a net loss in 2005 and a mere $0.09 per share profit in 2006.

•	We will match our nominees’ strong backgrounds of operational success and proven business judgment against the “experience” of the incumbent Board members. Accounting restatements, material weaknesses, operating losses and significant employee turnover are not measures of success.

Who do you think will provide the most benefit to stockholders: three talented, completely independent directors with successful track records outside of Pomeroy, or three directors who have insider or affiliated relationships with the Company and a track record of destroying value in recent years?

Do Not Be Misled by the Company’s Twisting of the Facts

We have tried to avoid this Proxy Contest. Unfortunately, this Board wants to avoid appointing stockholder representatives to the Company’s Board at any cost.

In fact, the Board has decided to spend hundreds of thousands of dollars of your money to keep us off the Board completely rather than agree to an amicable settlement that we offered several months ago. It begs the question what exactly is the Board trying to hide?

Early in 2007, we had engaged various Board members in discussions about the problems at Pomeroy and our belief that the Company needed new directors and a new Chief Executive Officer. We made it clear to the Board’s Corporate Governance Committee that we were willing to enter into an amicable settlement in early March. The primary points of our proposal which were formulated during a call with the Corporate Governance Committee provided that:

•	One representative from Flagg Street — Jonathan Starr — would join the Board without conditions;

•	One individual mutually agreed upon by the Board’s Corporate Governance Committee and Flagg Street would be appointed to the Board;

•	Two then-current directors designated by the Company and approved by Flagg Street would resign from the Board; and

•	David Pomeroy would resign as Chairman of the Board but would remain as a director on the Board. An independent director would replace David Pomeroy as Chairman.

While we believe Stephen Pomeroy needed to step down as CEO and the election of three new independent directors was preferable, we were willing to wait until after the Board was reconstituted to discuss who should lead the Company in the future. The Board never provided us with a substantive response to our proposal.

The simple fact is that if the Board accepted the above settlement proposal, this proxy contest would have been avoided. Investors would have immediately benefited by (1) having a major independent stockholder on the Board whose goal is to maximize stockholder value and (2) having a more independent Chairman. The Board chose not to settle but decided instead to spend your money in an attempt to keep us off the Board completely.

The Board mentions, in their proxy statement, that they offered, and we refused to sign, a confidentiality agreement. To be clear, we believe there was no point in signing a confidentiality agreement if the Board was not going to discuss adequate shareholder representation on the Board. Considering the Company’s numerous operational and corporate governance failures of the past, simple assurances that things will be different this time around is simply unacceptable.

We seriously question whether the Board was interested in any settlement that would allow one of our nominees to become a director. As evidence of their lack of interest in our nominee, Jonathan Starr, we found out that during the period in which we were attempting to engage in a meaningful discussion or settlement, the Board never called any of the public company executives that had been provided as references. In our opinion, the Board’s inaction speaks louder than their words in showing that they had little if any intention of genuinely considering Mr. Starr.

The Future of Pomeroy is in Your Hands.
Vote Flagg Street’s GOLD Proxy Today

For the first time in the history of Pomeroy IT Solutions as a public company, stockholders will have the opportunity to elect independent nominees to the Company’s Board other than those handpicked by the Board itself. As owners of approximately 9.8% of the outstanding shares, we have decided to undertake our own proxy solicitation, despite the enormous time and effort required, because we believe Pomeroy is in dire need of new, more effective leadership and a stronger, more independent Board. To be clear we are seeking appropriate stockholder representation on the Board, not control.

If you do not take advantage of this opportunity now, it is likely that the Company will remain under the domination of Chairman David Pomeroy and his son CEO Stephen Pomeroy for years to come.

Although our three nominees will constitute a minority of the nine-member Board, we believe that their election to the Board will send a message to the remaining incumbent directors that the stockholders believe change is needed now. Upon our election, we intend to focus the Board’s attention on the need to take appropriate steps to bring better leadership to the Company, significantly improve operating performance and implement better corporate governance. We have one clear and simple goal: maximizing value for all stockholders.

VOTE FOR CHANGE. SIGN, DATE AND RETURN FLAGG STREET’S GOLD PROXY CARD TODAY.

Thank you for your consideration and support.

Sincerely,

/s/ Jonathan Starr

Flagg Street Capital LLC
Jonathan Starr, Founding Member

VOTE THE GOLD PROXY CARD TODAY

We appreciate the support of all holders, no matter how many or how few shares you own. If you vote as recommended on Flagg Street’s GOLD proxy card, your shares will be voted for our three independent nominees and the six Company nominees other than David Pomeroy, Stephen Pomeroy and Vincent Rinaldi, thereby filling all seats for the nine-member Board. (There is no assurance that any of the candidates nominated by the Company will serve as directors if Flagg Street’s nominees are elected.)

If your shares are held in “Street-Name”, i.e., through a brokerage firm, bank or other custodian, only that custodian can vote a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and return the enclosed voting instruction form in the envelope provided or contact the person responsible for your account and instruct him or her to execute a GOLDproxy on your behalf. Most Street-Name holders may also instruct their custodian by telephone or via the Internet. Please refer to the easy directions on the voting instruction form provided by your custodian.

ONLY YOUR LATEST DATED PROXY COUNTS. If you have previously submitted a White proxy card to the Company, you have every right to change your vote and support our nominees by signing and returning a later dated GOLD proxy card, whether in the enclosed postage paid envelope or by following the instructions to vote the GOLD proxy by telephone or internet, as available.

After submitting your vote with regard to the GOLD proxy card, we urge you NOT to send in any White proxy to management. Even a protest vote on the Company’s White card marked “Withhold” will revoke a GOLD proxy if the White card is later dated.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Flagg Street’s proxy materials, please call
Morrow & Co., Inc. at the phone numbers listed below.

Morrow & Co., Inc.

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: flaggstreet.info@morrowco.com

FLAGG STREET’S DIRECTOR NOMINEES

Michael Ruffolo

Senior executive with 25 years experience in global sales management, marketing, professional services, operations, and information technology. Proven operating success in both high-growth and turnaround environments for enterprise software, services and Internet-based businesses. Noteworthy strengths include formulating and executing go-to-market strategies and repositioning products/services for increased profitability and market share. Excels at building and managing highly-motivated global sales, services and marketing teams, corporate branding, and turnaround management. High-energy, results-driven leader and effective organizational change agent.

LIQUID MACHINES, INC., 2004 - Present
Chief Executive Officer (CEO)

CEO and President of the recognized market leader in enterprise rights management.

•	Grew the customer base from 0 to 60 customers including Goldman Sachs, Corning, Merck, Motorola, Wells Fargo, Chico’s, eBay, US Marines Corps, US House of Representatives.

•	Attracted blue-chip investors including Goldman Sachs and Atlas Venture.

AKAMAI TECHNOLOGIES, 2001 - 2004
Chief Operating Officer (COO)

Led the day-to-day P&L operations.

•	Drove the dramatic financial turnaround and go-to-market transformation of Akamai.

•	Exceeded Wall Street financial expectations for 9 consecutive quarters — profit improved from a net loss of ($2.5 billion) in 2001 to net income of +$2.9 million in Q1 2004. Stock price increased from $.56 to $16.97.

•	Significantly improved all financial and operational metrics (including revenue, customer count, market share, gross margins, average revenue per customer) while reducing annual operating expenses and headcount by 51% and 36%, respectively.

•	Successfully refocused the company on the enterprise and government markets away from the legacy “dot-com” customer set — realigned the global sales force on key industry verticals.

•	Launched a professional services and custom solution business for major accounts.

EMC CORPORATION, 2000 - 2001
Executive Vice President, Global Sales, Services and Marketing

P&L reporting to CEO. Directed worldwide sales, customer services, professional services, marketing and field operations. (12,000+ employees).

•	Increased revenues from $6.7 to $8.9 billion (+32%) while driving net income +51% to $1.8 billion.

•	Grew systems revenues by 37%, software by 75% and services by 69%.

•	Drove global customer satisfaction ratings to industry benchmark level of 96% and customer retention rate to 99+%.

•	Formed EMC Global Services, consolidating the company’s service businesses (CS, PS, Data General, customer training/education) into a single unit offering a robust continuum of services.

•	Built vertical market sales groups, introduced process discipline and drove “global thinking” into the culture.

XEROX CORPORATION, 1998 - 2000
President, Documents Solutions Group

•	Corporate officer and member of the corporate business operations committee responsible for worldwide operations and profit for Xerox’s fastest growing business group with $3.0 billion revenue, 20,000 employees and 35% annual growth.

•	Oversaw customer offerings which included document outsourcing, consulting, systems integration and Internet software.

•	Managed the Xerox global industry businesses focused on financial services, manufacturing, graphic arts, and the public sector (“Global 2000” customers).

NCR CORPORATION, 1988 - 1998
Vice President and Chief Information Officer

•	Directed global IT services group supporting all company business operations (1,800 employees, $400 million budget).

•	Managed all mission critical software applications, ERP systems, global data centers and telecommunications services.

Directorships

Guardent (private) — sold to Verisign in 2004
Switchboard (Nasdaq: SWBD) — sold to InfoSpace in 2004
OpenService (private) — current Board member

Advisory Boards

Manugistics (formerly public MANU now part of JDAS)
Virtusa (currently filing for IPO)
iPhrase (sold to IBM in 2006)
CIO Group (current)

Richard Press

Wellington Management Company, LLC, 1994 - 2006

Joined in June 1994, with the assignment of starting a group to organize the management of insurance company general account assets. Centralized the management of the firm’s insurance company general account assets, which had been managed randomly throughout Wellington up until the formation of this specialized group. Grew the firm’s insurance company general account assets, which totaled approximately $331 million in December 1993, to $52.5 billion over the next 12 years. Built, organized and led a group of over 60 people involved in the process of managing this unique asset group.

Stein Roe & Farnham, 1982 - 1994

Started and ran a group responsible for managing insurance company general account assets. Grew the insurance assets under management in that period from a nominal amount (out of the firm’s then $8 billion total assets) to approximately $12 billion (out of the firm’s approximately $29 billion total assets) in early 1994.

Scudder Stevens & Clark, 1964 - 1982

Instrumental in getting the first insurance asset management group in the country off the ground. During the eighteen years spent at Scudder, served as Vice President-Investments, responsible for portfolio management and client relationships, and Vice President-Administration, responsible for all of the firm’s recordkeeping, computer operations and standard operating procedures. Responsible for oversight of all of the firm’s recordkeeping and computer personnel.

Board and Related Experience

August 2006 - Present. Joined the board of Transatlantic Holdings, a NYSE company, and one of the ten largest stand-alone reinsurers in the world as a member of the audit and finance committees. At this year’s annual meeting, was appointed Chair of the Finance and Investment Committee, and was added to the Compensation and Underwriting committees.

2001 - Present. One of the founding directors of the National Pediatric Multiple Sclerosis Center at State University of New York, Stony Brook. The importance of this group and its work led the National MS Society to name five other centers (including UCSF, Harvard, SUNY Buffalo, the University of Alabama and the Mayo Clinic in Rochester) in January 2006 to join an effort focused on pediatric MS. The SUNY group chaired these other institutions for the first year of their collaboration.

September 2006 - Present. Member of the Investment Committee of Controlled Risk Insurance, the medical malpractice company for the Harvard affiliated hospitals.

April 2007 - Present. Member, Global Advisory Group of Standish Mellon Asset Management Company, LLC, one of the largest U.S. fixed income asset management firms (with over $163 billion in assets as of March 31, 2007).

Jonathan Starr

Jonathan Starr is a founding member of Flagg Street Capital LLC, an investment firm, and has served as its Portfolio Manager since June 2004. From May 2001 to January 2003, he was a research analyst at SAB Capital Management, L.P., an opportunistic investment firm. From April 2000 to April 2001, Mr. Starr worked as an investment analyst for Blavin & Company, a value investment partnership. From June 1998 to April 2000, he was a research associate at Fidelity Management and Research Co. Mr. Starr graduated from Emory University in 1998 with a B.A., summa cum laude, in Economics and was a member of Phi Beta Kappa.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Flagg Street’s proxy materials, please call
Morrow & Co., Inc. at the phone numbers listed below.

Morrow & Co., Inc.

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: flaggstreet.info@morrowco.com